EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Columbus McKinnon Appoints Heath A. Mitts
to Board of Directors

AMHERST, N.Y., May 19, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, announced the appointment of Heath A. Mitts to its Board of Directors effective May 17, 2015. Mr. Mitts is Senior Vice President and Chief Financial Officer of IDEX Corporation (NYSE: IEX), a diversified engineered products company specializing in fluid and metering technologies, dispensing equipment, and fire and safety equipment to a wide range of industries throughout the world.

Ernest R. Verebelyi, Chairman of Columbus McKinnon’s Board of Directors, commented, "Heath’s leadership skills and extensive experience as a financial manager and publicly traded company CFO adds a valuable perspective on financial matters to our talented Board. In addition, Heath provides additional ‘on the ground’ international industrial experience in the Asia Pacific region. We look forward to his contributions as we execute our strategy to become the global leader in helping customers lift, position and secure materials easily and safely."

Prior to joining IDEX Corporation, Mr. Mitts was at PerkinElmer, Inc., a publicly traded company serving the global healthcare industry, in various senior financial management roles in both North America and overseas in Singapore. He went to PerkinElmer after five years at Honeywell where he gained world-class training in financial planning and analysis, progressing through various managerial roles including Director of Finance. Mr. Mitts earned an M.B.A. from Penn State University and a B.B.A. from Southern Methodist University.

Including Mr. Mitts, Columbus McKinnon’s Board of Directors is now composed of nine members, eight of which are independent directors. Mr. Mitts will serve on the Audit Committee and Governance Committee. He will stand for ratification at the Company’s annual shareholder meeting on July 27, 2015.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the integration of acquisitions and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward looking statements should be regarded as the Company’s current plans, estimates and beliefs. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com